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Exhibit 4.19

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of December 30, 2002 (the "Amendment Effective Date") by and between PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware corporation (the "Company"), and STOCKTRANS, INC. (the "Rights Agent") with respect to that certain Rights Agreement, dated as of December 23, 1998 (the "Rights Agreement"), between the Company and the Rights Agent.

W I T N E S S E T H:

        WHEREAS, the Company desires to effect certain amendments to the Rights Agreement in order to facilitate the proposed issuance and sale by the Company of certain shares of its capital stock in a new series referred to below as the Series C Preferred; and

        WHEREAS, Section 26 of the Rights Agreement provides that, if the Company so directs at any time prior to the Distribution Date (as defined therein), any provision of the Rights Agreement may be amended or supplemented as so directed, without any further requirement of approval or consent by any other person or entity; and

        WHEREAS, the Company, having delivered to the Rights Agent the certificate of the Company's appropriate officer as referred to in Section 26 of the Rights Agreement, hereby directs that the Rights Agreement be amended in the manner set forth in this Amendment, and the Rights Agent hereby acknowledges receipt of such certificate and such direction, and agrees that the Rights Agreement shall be amended as provided herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound hereby, agree as follows:

        1.    Defined Terms; Incorporation of Recital.    As used in this Amendment, all capitalized terms appearing without definition herein shall have the meanings ascribed to such terms in the Rights Agreement. The recitals above are hereby incorporated as if set forth separately herein.

        2.    Amendment to Rights Agreement.    Subject to Section 3 below, the Rights Agreement is hereby amended as of the Amendment Effective Date in the following manner:

          (a)  the definition of the term "Exempt Person" appearing in Section 1(i) of the Rights Agreement is amended by inserting into such definition a new clause (ii) to read in its entirety as follows:

      "    (ii)    any Person at any time acquiring or beneficially owning (or entering into any agreement, commitment or understanding to acquire or beneficially own) any shares of or interests in (x) the Company's Series C Preferred or (y) any Company Common Stock or other Company securities by virtue of any conversion, exercise or exchange of, or any dividend or distribution upon or in respect of, any shares of or interests in the Series C Preferred; and"

          (b)  a new defined term is hereby inserted, in the proper alphabetical sequence, into Section 1 of the Rights Agreement, to read in its entirety as follows:

      "    (s1)    "Series C Preferred" means the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company having the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions described in the Certificate of Designation filed by the Company with the Secretary of State of the State of Delaware on December 30, 2002. In no circumstance where used in or in connection with this Agreement shall the term "Preferred Stock" be deemed or construed as in any manner to include or refer to the Series C Preferred or any shares thereof or interests therein."

        3.    Confirmation of Rights Agreement.    The amendments set forth herein are limited precisely as written and shall not be deemed to be a modification of any other term or condition in the Rights Agreement or any agreement or document referred to therein. Except as expressly amended hereby, the terms and conditions of the Rights Agreement shall continue in full force and effect, and the Rights Agreement, as amended hereby, is ratified and confirmed in all respects. From and after the Amendment Effective Date, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

        4.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures need not appear on the same counterpart.

        5.    Governing Law.    This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles of conflict of laws which would require the application of the law of another jurisdiction).

[signature page follows]

        IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the Amendment Effective Date.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
By:	/s/ John F. DePodesta
	Name:	John F. DePodesta
	Title:	Executive Vice President

STOCKTRANS, INC.
By:	/s/ Gina Hardin
	Name:	Gina Hardin
	Title:	Vice President

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AMENDMENT NO. 1 TO RIGHTS AGREEMENT
W I T N E S S E T H